Exhibit 10.1

April 25, 2025
Via Email
Jason Williams

Dear Jason:
On behalf of Janus International Group, LLC, a Delaware limited liability company (the “Company”), I am pleased to extend this offer of employment to serve as President – Janus Core. We anticipate your employment beginning on May 19, 2025 (your “Start Date”). This letter (this “Agreement”) sets forth the terms of your employment by the Company.
1.Title; Duties. During your employment, you will serve as President – Janus Core and in such other position or positions as may be assigned from time to time by the Chief Executive Officer of the Company (the “CEO”) or the Board of Directors of the Company (the “Board”). As President – Janus Core, you will report to the CEO and perform the duties outlined in Exhibit A to this Agreement and such other duties as may be assigned to you from time to time by the CEO. In fulfilling such duties, you will devote your full business time, attention and best efforts to the business of the Company and, as applicable, its subsidiaries (the Company and its subsidiaries are hereafter collectively referred to herein as the “Company Group”), as may be requested by the CEO or the Board from time to time; provided that you shall not be prohibited from (i) serving on the boards of director of non-profit organizations and, with the prior written approval of the Board, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing your passive personal investments, in each case, so long as such activities are not competitive with the business of any member of the Company Group and do not interfere or conflict with your duties hereunder or create a potential business or fiduciary conflict.

2.Base Salary; Bonus. You will be paid an annualized base salary of $460,000 (your “Base Salary”), less applicable taxes and other withholdings, in accordance with the Company’s customary payroll practices. In addition, for each fiscal year in which you are employed by the Company (each, a “Bonus Year”), you will be eligible to receive an annual bonus (an “Annual Bonus”) based on your performance and the performance of the Company Group during such Bonus Year. Each Annual Bonus, if any, will have a target value of 65% of your annualized Base Salary (assuming that all performance targets have been met) and the actual amount of each Annual Bonus will be determined in the discretion of the Board or a committee thereof based on the achievement of performance targets established by the Board or a committee thereof for each Bonus Year. Notwithstanding the foregoing, your Annual Bonus for the 2025 Bonus Year will be pro-rated for the portion of the 2025 fiscal year in which you are employed hereunder. To earn, and receive payment of, an Annual Bonus for a Bonus Year, you must be employed by the Company on the date that such Annual Bonus is paid.

3.Benefits. You will be eligible to participate in the Company’s Executive Severance and Change in Control Plan, subject to your entry into a Participation Agreement thereunder in the form provided by the Company. You also will be eligible to participate in the employee benefit plans and programs generally available to the Company's senior executives, including group medical, dental, vision, and life insurance, subject to the terms and conditions of such plans and programs. You will be entitled to paid vacation (20 days per calendar year, initially) in accordance with the Company’s policies in effect from time to time. You also will be entitled to the fringe benefits and perquisites available to other senior executive officers of the Company, each in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company reserves the right to amend, modify, or terminate any of its benefit plans or programs at any time and for any reason.

4.Equity Incentives. During the period in which you are employed hereunder, you will be eligible to receive annual awards under the Company’s 2021 Omnibus Incentive Plan or such other equity incentive plan of the Company as may be in effect from time to time (the “Incentive Plan”). All awards granted to you under the Incentive Plan, if any, shall be in such amounts as the Board or a committee thereof shall determine from time to time, and shall be subject to and governed by the terms and provisions of the Incentive Plan as in effect from time to time and the award agreements evidencing such awards. In connection with the commencement of your employment, you will also receive a long-term incentive award with an aggregate grant date value of $385,000 (the “2025 Award”), 50% of which will be allocated to restricted stock units and 50% of which shall be allocated to performance stock units, subject to the terms and conditions of the Incentive Plan and award agreements approved by the Board or a committee thereof that are materially consistent with the award agreements approved for long-term incentive awards granted to other senior executives in 2025. Nothing in this letter shall be construed to give you any rights to any amount or type of grant or award except as provided in an award agreement and authorized by the Board or a committee thereof.

5.At-Will Employment. Your employment with the Company is not for a specific term and is terminable at will on the terms and conditions set forth in this Agreement. This means that the Company may terminate your employment at any time with or without notice, and for any reason or no reason, with or without Cause, and you may terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the Company of not less than 30 days, unless otherwise agreed to in writing by you and the Company.

Except as otherwise determined by the Board or as otherwise agreed to in writing by you and any member of the Company Group prior to the termination of your employment with the Company or any member of the Company Group, any termination of your employment shall, without changing the basis for such termination of employment, constitute, as applicable, your automatic resignation: (a) as an officer of the Company and each member of the Company Group; and (b) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) you serve as such Company Group member’s designee or other representative. You agree to take any further action that any member of the Company Group reasonably requests to effectuate or document the foregoing.

6.Restrictive Covenants. Concurrently with entering into this Agreement, you will also be required to enter into, and will thereafter continue to comply with the terms of, the Company’s Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”) attached hereto as Exhibit B, which is incorporated herein by reference. You acknowledge and agree that your entry into the Restrictive Covenant Agreement is a material condition to the Company entering into this Agreement. By executing this Agreement you affirm your commitment to abide by all of the obligations in the Restrictive Covenant Agreement.

7.Taxes. You acknowledge and agree that the Company may withhold from all payments contemplated herein all applicable taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally. All provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 and the applicable Treasury regulations and administrative guidance issued thereunder or an exemption therefrom and shall be construed and administered in accordance with such intent.

8.Miscellaneous. In signing below, you hereby represent and warrant that you are not the subject of, or a party to, any non-competition, non-solicitation, non-disclosure, restrictive covenant or other agreement, obligation or restriction that would prohibit you from executing this Agreement or fully performing each of your duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to you hereunder. You expressly acknowledge and agree that you are strictly prohibited from using or disclosing any confidential information belonging to any prior employer or other third party in the course of performing services for any member of the Company Group, and you promise that you will not do so. You shall not introduce documents or other materials containing confidential information of any prior employer or other third party to the premises or property (including computers and computer systems) of any member of the Company Group.

You agree to abide by the terms of all applicable policies, rules and regulations of the Company Group as in effect from time to time. Without limiting the foregoing, you acknowledge and agree that your compensation is subject to forfeiture or recoupment as may be required pursuant to the Company’s Clawback Policy, as it may be amended from time to time, or any successor compensation clawback policy established by the Company.

Neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by you. The Company may assign this Agreement without your consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of any member of the Company Group. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by governed by, and construed and enforced in accordance with, the laws of the State of Georgia, exclusive of its conflict of laws provisions. This

Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement.

Please note that federal law requires that you provide the Company with documents establishing your identity and right to work in the United States within three (3) business days of your employment Start Date. In addition, this offer is contingent on the results of a background check and reference check being satisfactory to the Company in its sole discretion.
[Signature Page Follows]

    Jason, we look forward to having you join the Company and the valuable contributions we expect you to make to its development and success. To accept this offer, please sign and date the acceptance below and return it to me.
Sincerely,

JANUS INTERNATIONAL GROUP, INC.

/s/ Ramey Jackson
Name: Ramey Jackson
Title: Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Jason Williams
Name: Jason Williams
Date: April 25, 2025

EXHIBIT A

DUTIES

The duties of the President – Janus Core shall include, but not be limited to, the following under the direction of the CEO:

•Participate in formulating and administering Company policies, directing and coordinating all divisional department activities to develop and implement long-range goals and objectives to meet business profitability growth objectives and strategic initiatives.
•Review analyses of activities, costs, operations and forecast data to determine department or division progress toward stated goals, objectives and strategic initiatives.
•Confer with the CEO and other administrative personnel to review achievements and discuss required changes in goals or objectives resulting from current status and conditions.
•Develop, review, update and implement business strategic planning, including sales, financial performance and new product development.
•Oversee manufacturing and materials departments to review production and operating reports and resolve operational, manufacturing and facility challenges to ensure minimum costs and prevent operational delays and to facilitate future growth.
•Oversee key projects, processes and performance reports, data and analysis.
•Review and support engineering and sales to oversee design concepts with fundamental or new technology used for new or existing products.
•Review operations and plans to meet requirements for sales planning and to ascertain manufacturing or outsourcing requirements to develop new markets.
•Review and approve preparation of accounting analysis for budgetary planning and implementation, production efficiency, financial reporting, and submittal for capital expenditures.
•Travel for in-person meetings with customers and partners, developing key relationships.

EXHIBIT B

RESTRICTIVE COVENANT AGREEMENT